Exhibit 5.1

Nelson Mullins Riley & Scarborough LLP
Attorneys and Counselors at Law
104 South Main Street / Ninth Floor / Greenville, SC 29601
Tel: 864.250.2300 Fax: 864.250.2359
www.nelsonmullins.com

June 16, 2015

Southern First Bancshares, Inc.
100 Verdae Boulevard, Suite 100
Greenville, SC 29606

Re:	Post-Effective Amendment No. 2 to Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Southern First Bancshares, Inc. (the “Company”) in connection with the proposed registration by the Company of up to an additional 25,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Southern First Bancshares, Inc. 2010 Stock Incentive Plan, as amended (the “Plan”), pursuant to a Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The Plan was originally adopted by the Company’s board of directors on May 18, 2010 and approved by the Company’s shareholders at the 2010 annual meeting. Plan was subsequently amended by the Company’s board of directors on March 28, 2014 and approved by the Company’s shareholders on May 20, 2014 and further amended by the Company’s board of directors on March 17, 2015 and approved by the Company’s shareholders on May 19, 2015.

The opinions contained in this letter (herein called “our opinions”) are based exclusively upon the South Carolina Business Corporation Act, as now constituted. We express no opinion as to the applicability of, compliance with, or effect of any other law or governmental requirement with respect to the Company.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon (i) statements and representations of officers and other representatives of the Company, including its general counsel, and others and (ii) factual information we have obtained from such other sources as we have deemed reasonable.

For purposes of this opinion, we have relied without any independent verification upon factual information supplied to us by the Company. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentences was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosure necessary to prevent such information from being misleading.

With offices in the District of Columbia, Florida, Georgia, Massachusetts, North Carolina, South Carolina, Tennessee and West Virginia

Southern First Bancshares, Inc.
June 16, 2015

Based upon and subject to the foregoing, we hereby advise you that in our opinion, each share of Common Stock registered under the Registration Statement and issuable under the Plan, when issued as authorized by the Company in accordance with the Plan, and when certificates representing such shares have been duly counter-signed by the Company’s transfer agent and registered by its registrar, upon receipt of the consideration to be received therefor (and provide that the board of directors shall have determined that such consideration is adequate), will be validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally; (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); (iii) public policy considerations which may limit the rights of parties to obtain certain remedies; and (iv) any laws except the South Carolina Business Corporation Act. Our advice on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

This opinion is being rendered to be effective as of the effective date of the Registration Statement, and we hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of each share of Common Stock registered under the Registration Statement.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present South Carolina Business Corporation Act be changed by legislative action, judicial decision or otherwise, should there be factual developments which might affect any matters or opinions set forth herein or for any other reason. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very Truly Yours,

NELSON MULLINS RILEY & SCARBOROUGH LLP

/s/ Nelson Mullins Riley & Scarborough LLP